Exhibit 19.1

INSIDER TRADING POLICY

(January 24, 2023)

I.
Overview

Under U.S. and Canadian securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the applicable Canadian securities regulators, it is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate or “tip” material, non-public information to others so that they may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

The Board of Directors of Gold Royalty Corp. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) and it applies to;

•
members of the Company’s Board of Directors, and
•
the Company’s officers, employees, consultants, contractors and any other party retained by the Company in any capacity

(collectively referred to in this Policy as “Insiders”), with respect to transactions and proposed transactions in the Company’s securities. The objective of the Policy is to help prevent any actual or apparent impropriety, either of which could lead to allegations of insider trading and the potential for significant liability on the part of any implicated parties. This Policy does not replace your responsibility to understand and comply with applicable insider trading laws. Because insider trading laws are technical, and changes and new interpretations are frequent, you should not assume that compliance with this Policy automatically gives rise to compliance with applicable insider trading laws, and this Policy should not be relied upon for that purpose in any particular instance.

Compliance with this Policy is of the utmost importance to you and the Company. If you have any questions about any of the matters discussed in this Policy, a particular transaction or proposed transaction or insider trading laws generally, please contact the Policy Administrator (described below). Advice from the Policy Administrator should not be regarded as investment advice or as a guarantee that your transaction will not violate insider trading laws. You are ultimately responsible for your compliance with the Policy and all applicable laws.

The Company takes its obligations under securities laws very seriously, and any violation or suspected violation of this or any other Company policy could subject you to disciplinary action, up to and including termination of your employment for cause.

II.
Scope of this Policy

Material Information Defined.

Information is deemed “material” if it could affect the market price of a security (i.e., stock, option, bond, etc.) or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Material information can include information that something is likely to happen – or just that it might happen. Examples of some types of Company information that can be material are:

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Financial and operating performance, especially quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity.
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A significant change in the Company’s debt ratings.
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Estimates or projections by the Company’s officers of future earnings or losses, especially Company projections that significantly differ from external expectations.
•
Events or business operations which are likely to affect future revenues or earnings (for example, mergers and acquisitions, the acquisition or divestiture of significant assets, subsidiaries or business units, exploration drilling progress, discoveries of oil and gas, and the execution, or loss, of important contracts with partners or other parties).
•
Plans for substantial capital investments.
•
Stock splits or other recapitalizations, capital restructuring, public or private securities offerings, or changes in Company dividend policies or amounts.
•
Redemptions or repurchases by the Company of its securities.
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Actual or threatened major litigation, developments in major litigation or the resolution of such litigation.
•
Significant changes in senior management.
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Any other information which is likely to have a significant impact on the Company’s financial results or share price.

Material information also consists of “material changes” and “material facts” as defined under applicable Canadian securities laws. A material change is a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and also includes a decision to implement such change made by the board of directors or by senior management of the Company who believe that confirmation of the decision by the Board is probable. A material fact is a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Company’s securities.

Non-public Information Defined

“Non-public information” is information about the Company that is not known to the general public. Information is considered to be non-public until it has been effectively disclosed to the public and there has been adequate time for the market as a whole to digest that information (generally, the third trading day after disclosure). Examples of effective disclosure include the Company’s Edgar filings with the SEC, filings on SEDAR required by Canadian securities regulatory agencies, and press releases. Generally, no transactions should take place until 24 hours after the release of easily understood earnings information or the second trading day after the disclosure of other material information.

III.
Prohibited Transactions

Transactions in Company Securities.

When an Insider knows material, non-public information about the Company, he or she may not:

•
Trade in Company securities. Buying or selling securities of the Company, whether in the form of common shares, options or any other type of security, is prohibited. Indirectly trading in Company securities through a corporation or other entity that you control (directly or indirectly, alone or with others), including family or any other trust, private superannuation fund, through RRSPs, RESPs or TFSAs or otherwise, is also prohibited.
•
Advise others to buy, hold or sell Company securities. Even if no material, non-public information is actually disclosed, Insiders may not suggest buying or selling any Company securities while in possession of material, non-public information.
•
Have others trade for him or her in Company securities. Insiders may not authorize any member of his or her immediate family or anyone acting on his or her behalf to trade in Company securities.
•
Disclose the information to anyone else who might then trade (i.e. tipping). Passing material, non-public information on to a friend, relative or anyone else that buys, sells or holds a security on the basis of that information is prohibited. Insiders should not make recommendations or express opinions on the basis of material, non-public information as to trading in the Company's securities.
•
Assist anyone in any of these activities.

Transactions that may be regarded as necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are not an exception to the prohibition on insider trading.

Transactions in the Securities of Other Companies.

Insiders may also become aware of material, non-public information about other companies from time to time as a result of their jobs. The Company’s prohibitions against insider trading in the Company’s securities apply equally to transactions in those companies’ securities while the Insider is in possession of their material, non-public information.

Short Sales; Trading in Options or Speculative Trading.

It is Company policy that any investing in the Company’s securities, or the securities of any company that has a significant relationship with the Company, be on a “buy and hold” basis. Active trading, or short term speculation, is improper. Short-term speculation can harm the Company by sending inappropriate or potentially misleading signals to the market. As a matter of Company policy, Insiders, regardless of whether or not they are aware of material, non-public information about the Company, may not at any time:

1.
sell Company securities short,
2.
engage in any transaction in publicly traded options on Company shares, including put or call options, or
3.
engage in short-term, speculative trading in Company securities.

Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. The prohibition against engaging in transactions in options on Company shares does not include employee share options granted by the Company.

IV.
tRADING wINDOW

In an attempt to assist Insiders’ compliance with the Company’s Policy and applicable laws, and avoid inadvertent violations, the Company has implemented the following compliance program which all Insiders will be required to observe. All sales, purchases and other transactions of any kind in the Company’s common shares or other Company securities can only be made by an Insider if all of the following conditions are met:

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The Insider is not then in possession of “material, non-public information;” and
•
The Insider receives prior authorization (pre-clearance) to conduct the transaction from the Policy Administrator (as described below).

To ensure compliance with this Policy and applicable securities laws, all Insiders shall refrain from conducting transactions involving the purchase or sale of the Company's securities other than during the period commencing at the close of business on the second trading day following the date of public disclosure of the financial results for a particular fiscal quarter and ending 15 days prior to the scheduled release of financial results for the next fiscal quarter.

From time to time, the Company may also impose a trading ban or "blackout" period on Insiders and others who may be in possession of material, non-public information in order to suspend trading because of special circumstances relating to the Company, including developments known to the Company and not yet disclosed to the public. In such event, such persons shall not to engage in any transaction involving the purchase or sale of the Company's securities during such period and should not disclose to others the facts of such suspension of trading.

Notwithstanding the foregoing, the nominating and corporate governance committee of the Company may waive the prohibitions contained herein in exceptional circumstances, provided that the individual seeking the waiver does not possess any Material Non-Public Information concerning the Company and that making such an exception would not violate any applicable securities laws or stock exchange policies.

Covered Transactions.

The transactions covered by the foregoing trading restrictions include not only purchases and sales of, and other transactions in, Company common shares or other Company securities made by Insiders privately or through a broker, but also:

1.
stock option exercises,
2.
transactions in common shares acquired for the Insider’s account under a share purchase plan (if any) of the Company,
3.
transactions in common shares which were awarded an Insider pursuant to an equity incentive plan of the Company, and
4.
any market sale for the purpose of generating the cash needed to pay the exercise price of an option or to pay taxes upon the vesting of restricted stock.

Excluded Transactions.

Transactions by Insiders that are not covered by the foregoing trading restrictions are:

1.
elections to participate in or withdraw from a share purchase plan (if any) of the Company, and
2.
the election to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of restricted stock.

Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability under U.S. securities laws. If Insiders desire to rely on this defense for future trading on the Company’s securities and if permitted under applicable Canadian securities laws, they are permitted to, and must first, enter into a Rule 10b5-1 trading plan that meets the requirements for such a plan and is approved in writing by Policy Administrator (described below). Insiders may also enter into a pre-arranged structured trading plan or automatic security disposition plan for future trading in the Company’s securities, provided such plan complies with applicable securities laws and is approved in writing by the Policy Administrator

V.
Policy Administrator

This Policy shall be administered by the “Policy Administrator,” who shall initially be the Company’s Chief Financial Officer. The Policy Administrator may, however, change from time to time.

VI.
Applicability of this Policy to Employees’ Family Members and Other Related Parties

This Policy applies not only to Company Insiders but also to Company Insiders’ spouses, minor children, other relatives who live in their households and trusts and similar entities with respect to which Insiders otherwise are beneficial owners or are trustees (each, a “Related Party”). For example:

1.
a Related Party of an Insider may not purchase Company securities while the Insider is in possession of material, non-public information, even if the Insider does not actually “tip” the Related Party regarding such information, and
2.
a Related Party is subject to the trading window restrictions set forth in this Policy. Insiders are expected to be responsible for the compliance with this Policy of their Related Parties.
VII.
Applicability of this Policy to Former Employees

This Policy’s prohibitions against insider trading in Company securities while in possession of material, non-public information will continue to apply to transactions in Company securities by former Insiders and their Related Parties.

VIII.
Reporting Violations

Any Insider who becomes aware of a violation of this Policy should:

1.
report the violation to the Policy Administrator, or
2.
submit an anonymous report to the Company’s Counsel or a Director.
IX.
Legal Review

Whenever an Insider has any questions about a transaction or compliance with this Policy or seeks an exception from this Policy, he or she should consult with the Policy Administrator before the transaction takes place. Although their advice should not be considered investment advice or a guarantee that no liability will arise, all decisions by members of the Policy Administrator with respect to this Policy will be final.

X.
Penalties for Insider Trading

An Insider’s failure to comply with this Policy may subject the Insider to Company-imposed sanctions, including dismissal, regardless of whether or not the Insider’s failure to comply with this Policy results in a violation of law. Persons who engage in insider trading and/or tipping by participating in any of the above-noted prohibited activities may be subject to:

1.
sanctions under securities legislation, such as fines or penalties, or imprisonment, or both,
2.
administrative sanctions under securities legislation, such as “cease trading orders”, denial of exemptions under securities legislation and prohibitions from acting as a director or officer of company, and
3.
civil sanctions in which the securities regulatory authority applies to court for any order the court deems appropriate.

The person may be subject to the sanctions even where he or she did not profit financially from the insider trading and/or tipping. In addition to the above sanctions, civil actions can be brought against the trader or tipper for damages.

The dealing of securities on any exchange on which Gold Royalty securities trade are deemed to fall under the Gold Royalty Insider Trading Policy.

4.
Certifications

As a condition to employment, all employees will be required to certify their understanding of and intent to comply with this Policy. Members of the Board of Directors, Senior Management and other personnel may be required to certify compliance on an annual basis.